Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Senior Vice President and	Associate Vice President, Investor Relations
	Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX RECEIVES FDA COMPLETE RESPONSE LETTER FOR

BALSALAZIDE TABLET

RALEIGH, NC, December 29, 2008 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that the Company has received a complete response letter from the U.S. Food and Drug Administration (FDA) for its New Drug Application (NDA) for balsalazide tablet studied as a treatment of mild-to-moderate active ulcerative colitis in patients 18 years and older. Based on its review, the FDA has determined that the application cannot be approved in its present form and that clinical data from an additional adequate and well-controlled clinical trial will be required in order to conduct further review on the NDA.

Salix believes its balsalazide tablet NDA, including its June 30, 2008 complete response to the FDA’s May 16, 2008 approvable letter, is sufficient for approval. The Company does not agree with the Agency’s determination and will be requesting a Type A meeting with the Director of the Division of Gastroenterology Products, Center for Drug Evaluation and Research (CDER) to discuss the Agency’s complete response letter. FDA procedures allow for a Type A meeting to occur within 30 days of FDA’s receipt of a written meeting request from the NDA sponsor.

The Company does not intend to conduct additional clinical investigation of balsalazide tablet in this indication. However, the Company is committed to meeting with and working with the FDA to determine if the issues described in the December 22, 2008 complete response can be resolved and the product can be approved for marketing.

Salix continues to believe total Company product revenue for 2008 will be approximately $178 million to $180 million, including the revenue associated with the initial stocking of APRISO (mesalamine)

extended-release capsules of 0.375 g. The Company anticipates generating a GAAP loss for the year ending December 31, 2008, including the $5 million upfront license fee paid to Napo Pharmaceuticals, Inc. in December 2008 for crofelemer, of approximately $1.00 per share, fully diluted. The Company anticipates generating a non-GAAP loss for the year ending December 31, 2008, excluding the $5 million upfront license fee, of approximately $0.90 per share, fully diluted, consistent with previous guidance. While non-GAAP financial measures are not superior to or a substitute for the comparable GAAP measures, we believe this non-GAAP loss information is useful to investors for purposes of comparison to prior guidance and because it provides additional information on the performance of our core specialty pharmaceutical business.

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg, OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g., COLAZAL® (balsalazide disodium) Capsules 750 mg, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. METOZOLV™ ODT (metoclopramide), vapreotide acetate and rifaximin for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Web site at www.salix.com or contact the Company at 919-862-1000. Information on our Web site is not incorporated into our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; market acceptance for approved products; our need to return to profitability; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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